Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Fourth Quarter and Year Ended 2013 Results

COLUMBUS, Ohio - (March 31, 2014) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2013.
Fourth Quarter 2013 Highlights

•	Total revenues increased 11% to $1.20 billion primarily reflecting an increase in oilfield, specialty epoxy and forest products volumes.

•
Segment EBITDA decreased 6% to $79 million primarily reflecting cyclicality within base epoxies and VersaticTM Acids and Derivatives and higher pension costs, partially offset by continued strong growth in oilfield and forest products.

•
Continued to invest in the growth of the Company’s specialty product portfolio: i) acquired a resin coated proppants facility in Shreveport, LA, ii) approved the expansion of the Company’s existing Diboll, TX oilfield facility, and iii) approved the construction of a new formaldehyde facility in North America.

Fiscal Year 2013 Highlights

•
Total revenues increased 3% to $4.89 billion primarily reflecting an increase in oilfield, specialty epoxy and forest products volumes, partially offset by the impact of site closures that took place during fiscal year 2012.

•	Segment EBITDA decreased 14%t to $422 million and was impacted by the same factors influencing the Company’s fourth quarter 2013 Segment EBITDA performance.
“We are pleased to report the continued strong growth of our oilfield and forests products businesses during the fourth quarter,” said Craig Morrison, Chairman, President and CEO. “While cyclicality in certain of our end markets and higher pension costs impacted our overall Segment EBITDA results, we remain encouraged by the long-term business fundamentals and our success in expanding the depth and breadth of our specialty portfolio.”
“We are committed to both strategically investing in growth and maintaining a healthy balance sheet,” Morrison added. “During the last year we made significant progress in executing against this multi-pronged growth strategy and have announced a number of investments focused on our oilfield and forest products businesses, including most recently the acquisition of a resin coated proppants facility and construction of a new formaldehyde facility. Our significant liquidity of $773 million and long-dated capital structure has helped facilitate these strategic investments and will continue to allow us to be opportunistic in growing our business going forward.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve-months ended December 31, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company’s senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

Net Sales(1):

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$756	$681	$3,126	$3,022
Forest Products Resins	443	403	1,764	1,734
Total	$1,199	$1,084	$4,890	$4,756

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$40	$46	$258	$337
Forest Products Resins	59	50	231	201
Corporate and Other	(20)	(12)	(67)	(48)
Reconciliation of Segment EBITDA to Net (Loss) Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$40	$46	$258	$337
Forest Products Resins	59	50	231	201
Corporate and Other	(20)	(12)	(67)	(48)

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	(174)	—	(181)	(23)
Business realignment costs	(6)	(6)	(21)	(35)
Integration costs	(1)	(4)	(10)	(12)
Other	6	(17)	(37)	(42)
Total adjustments	(175)	(27)	(249)	(112)
Interest expense, net	(76)	(65)	(303)	(263)
Loss on extinguishment of debt	—	—	(6)	—
Income tax (expense) benefit	(318)	35	(349)	384
Depreciation and amortization	(35)	(38)	(148)	(153)
Net (loss) income attributable to Momentive Specialty Chemicals Inc.	(525)	(11)	(633)	346
Net loss attributable to noncontrolling interest	(1)	—	(1)	$—
Net (loss) income	$(526)	$(11)	$(634)	$346
Liquidity and Capital Resources
At December 31, 2013, Momentive Specialty Chemicals had total debt of approximately $3.8 billion compared to $3.5 billion at December 31, 2012. In addition, at December 31, 2013, the Company had $773 million in liquidity comprised of $379 million of unrestricted cash and cash equivalents, $331 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) ($363 million borrowing base less $32 million of outstanding letters of credit) and $63 million of borrowings available under credit facilities at certain international subsidiaries.
Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Earnings Call
Momentive Specialty Chemicals will host a teleconference to discuss fourth quarter and year ended 2013 results on Monday, March 31, 2014, at 10 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-318-8614
International Participants: 617-399-5133
Participant Passcode: 39056237
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on March 31, 2014. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 49164534. A replay also will be available through the Investor Relations Section of the Company's website.

Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions).
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis.
The Company’s ABL Facility, which is subject to a borrowing base, replaced the Company’s senior secured credit facilities in March 2013. The ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2013, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its fixed charge coverage ratio.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America (U.S. GAAP). Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.
As of December 31, 2013, the Company was in compliance with all covenants that govern the ABL Facility. The Company believes that a default under the ABL Facility is not reasonably likely to occur.

Reconciliation of Last Twelve Months Net Loss to Adjusted EBITDA
The following table reconciles Net loss to EBITDA and Adjusted EBITDA, and calculates the ratio of Adjusted EBITDA to Fixed Charges, as calculated under certain of the Company’s indentures for the period presented:

(In millions)	Year Ended December 31, 2013
Net loss	$(634)
Interest expense, net	303
Income tax expense	349
Loss on extinguishment of debt	6
Depreciation and amortization	148
EBITDA	172
Adjustments to EBITDA:
Asset impairments	181
Business realignments (1)	21
Integration costs (2)	10
Other (3)	54
Savings from Shared Services Agreement (4)	4
Cost reduction programs savings (5)	4
Pro forma EBITDA adjustment for acquisition (6)	19
Adjusted EBITDA	$465
Pro forma fixed charges (7)	$296
Ratio of Adjusted EBITDA to Fixed Charges (8)	1.57

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Primarily represents integration costs associated with the Momentive Combination.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, and realized foreign exchange activity.

(4)
Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM. Savings from the Shared Services Agreement represent the unrealized savings from shared services and logistics optimization, best-of-source contractual terms, procurement savings, and regional site rationalization as a result of the Momentive Combination, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. Best of source contractual terms, procurement and logistics savings relate to cost savings as a result of lower cost contracts for raw materials and logistics as a result of better leverage with vendors.

(5)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(6)
Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies.

(7)	Reflects pro forma interest expense based on interest rates at December 31, 2013, as if the Company’s refinancing transactions had taken place at the beginning of the period.

(8)
Our ability to incur additional indebtedness is restricted under the indentures governing certain notes, unless we have an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2013, we did not satisfy this test on a pro forma basis after adjusting for the 2013 Refinancing Transactions as if they had occurred at the beginning of the period. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $331 million at December 31, 2013).

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with, the further realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc., and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012
Net sales	$1,199	$1,084	$4,890	$4,756
Cost of sales	1,077	971	4,316	4,160
Gross profit	122	113	574	596
Selling, general and administrative expense	88	84	362	322
Asset impairments	174	—	181	23
Business realignment costs	6	6	21	35
Other operating (income) expense, net	(3)	8	1	11
Operating (loss) income	(143)	15	9	205
Interest expense, net	76	65	303	263
Loss on extinguishment of debt	—	—	6	—
Other non-operating expense (income), net	1	—	2	(1)
Loss before income tax and earnings from unconsolidated entities	(220)	(50)	(302)	(57)
Income tax expense (benefit)	318	(35)	349	(384)
(Loss) income before earnings from unconsolidated entities	(538)	(15)	(651)	327
Earnings from unconsolidated entities, net of taxes	12	4	17	19
Net (loss) income	(526)	(11)	(634)	346
Net loss attributable to noncontrolling interest	1	—	1	—
Net (loss) income attributable to Momentive Specialty Chemicals Inc.	$(525)	$(11)	$(633)	$346

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $14 and $18, respectively)	$393	$419
Short-term investments	7	5
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	601	527
Inventories:
Finished and in-process goods	257	262
Raw materials and supplies	103	105
Other current assets	72	81
Total current assets	1,433	1,399
Investment in unconsolidated entities	45	42
Deferred income taxes	13	360
Other assets, net	134	109
Property and equipment:
Land	88	90
Buildings	308	305
Machinery and equipment	2,427	2,384
	2,823	2,779
Less accumulated depreciation	(1,776)	(1,612)
	1,047	1,167
Goodwill	112	169
Other intangible assets, net	82	91
Total assets	$2,866	$3,337
Liabilities and Deficit
Current liabilities:
Accounts payable	$483	$418
Debt payable within one year	109	76
Interest payable	83	63
Income taxes payable	12	4
Accrued payroll and incentive compensation	47	40
Other current liabilities	127	129
Total current liabilities	861	730
Long-term liabilities:
Long-term debt	3,665	3,419
Long-term pension and post employment benefit obligations	234	309
Deferred income taxes	25	18
Other long-term liabilities	163	159
Total liabilities	4,948	4,635
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2013 and December 31, 2012	1	1
Paid-in capital	522	752
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	—	(24)
Accumulated other comprehensive loss	(21)	(77)
Accumulated deficit	(2,287)	(1,654)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(2,081)	(1,298)
Noncontrolling interest	(1)	—
Total deficit	(2,082)	(1,298)
Total liabilities and deficit	$2,866	$3,337

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2013	2012
Cash flows provided by operating activities
Net (loss) income	$(634)	$346
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	148	153
Loss on extinguishment of debt	6	—
Deferred tax expense (benefit)	322	(394)
Non-cash asset impairments and accelerated depreciation	181	31
Unrealized foreign currency (gains) losses	(31)	16
Other non-cash adjustments	(3)	8
Net change in assets and liabilities:
Accounts receivable	(71)	35
Inventories	9	(10)
Accounts payable	59	44
Income taxes payable	6	(6)
Other assets, current and non-current	11	43
Other liabilities, current and long-term	77	(89)
Net cash provided by operating activities	80	177
Cash flows used in investing activities
Capital expenditures	(144)	(133)
Capitalized interest	(1)	—
(Purchases of) proceeds from the sale of debt securities, net	(3)	2
Change in restricted cash	4	(15)
Funds remitted to unconsolidated affiliates, net	(13)	(3)
Proceeds from sale of business, net of cash transferred	—	—
Proceeds from sale of assets	7	11
Net cash used in investing activities	(150)	(138)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	15	(7)
Borrowings of long-term debt	1,135	453
Repayments of long-term debt	(1,058)	(487)
Repayments of affiliated debt	—	(2)
Repayment of advance from affiliates	—	(7)
Capital contribution from parent	—	16
Long-term debt and credit facility financing fees	(40)	(14)
Common stock dividends paid	—	(11)
Net cash provided by (used in) financing activities	52	(59)
Effect of exchange rates on cash and cash equivalents	(4)	5
Decrease in cash and cash equivalents	(22)	(15)
Cash and cash equivalents (unrestricted) at beginning of period	401	416
Cash and cash equivalents (unrestricted) at end of period	$379	$401
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$275	$250
Income taxes, net of cash refunds	2	17
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent	$200	$—
Non-cash distribution declared to parent	208	—
Settlement of note receivable from parent	24	—
Non-cash capital contribution from parent	—	218